EXHIBIT 5.1

GOODSILL ANDERSON QUINN & STIFEL

A LIMITED LIABILITY LAW PARTNERSHIP LLP

FIRST HAWAIIAN CENTER, SUITE 1600 ● 999 BISHOP STREET
HONOLULU, HAWAII 96813

MAIL ADDRESS: P.O. BOX 3196

HONOLULU, HAWAII 96801

TELEPHONE (808) 547-5600 ● FAX (808) 547-5880

info@goodsill.com ● www.goodsill.com

September 16, 2014

Brent D. Bailey

President and Chief Executive Officer

Cyanotech Corporation

73-4460 Queen Kaahumanu Hwy., Suite 102

Kailua-Kona, Hawaii 96740

Re:	Registration Statement on Form S-8: 2014 Independent Director Stock Option and Restricted Stock Grant Plan

Ladies and Gentlemen:

We have acted as counsel to Cyanotech Corporation, a Nevada corporation (the “Company”), and are delivering this opinion in connection with the Registration Statement on Form S-8 of the Company (together with all exhibits thereto, the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration by the Company of 350,000 additional shares (the “Plan Shares”) of the Company’s Common Stock, par value $0.02 per share (the “Common Stock”), which were authorized by the stockholders of the Company on August 28, 2014, for issuance pursuant to the Company’s 2014 Independent Director Stock Option and Restricted Stock Grant Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as Amended (the “Act”). As your counsel in connection with the Registration Statement, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of (i) the Plan; (ii) the Registration Statement, as filed with the Commission under the Act on the date hereof, and the prospectus pursuant thereto (the “Prospectus”) which is not required to be filed as part of the Registration Statement; (iii) a specimen certificate representing the Common Stock for use in instances where book entry, uncertificated shares are not appropriate; (iv) Restated Articles of Incorporation of the Company dated as of November 2, 2012; (v) Amended and Restated Bylaws of the Company dated January 7, 2010; (vi) Registration Statement on Forms S-8 filed with the Commission (File No. 0-14602) on September 16, 2014; (vii) Resolutions adopted by the Board of Directors of the Company on July 8, 2014, recommending that the Company’s Stockholders adopt the Plan to authorize up to 350,000 shares of Common Stock be issued in accordance with the Plan; (viii) Resolutions adopted by the Stockholders of the Company on August 28, 2014, authorizing the adoption of the Plan and the issuance of up to 350,000 shares of the Company’s Common Stock in accordance with the terms of the Plan; and (ix) a Certificate of Existence with Status in Good Standing issued by the Secretary of State of the State of Nevada on September 8, 2014. We have examined the originals or copies, certified or otherwise identified to our satisfaction of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photo static copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power and capacity, corporate, individual or other, to enter into and perform all other obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding affect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. The opinion set forth below is subject to the following further qualifications, assumptions and limitations that:

(a)     Options and restricted stock will be issued in accordance with the terms of the Plan;

(b)     The Plan Shares will be issued, as applicable, upon restricted stock grant or upon exercise of options in accordance with the terms of any optionsstock grant, any stock grant agreement, or any option grant, any option agreement and the relevant Plan and otherwise in accordance with the terms of the relevant Plan;

(c)     The consideration received by the Company for each Plan Share delivered pursuant to the Plan following the exercise of a vested option shall be the consideration specified in the applicable option agreement and shall not be less than the par value of the Common Stock; and

(d)     The registrar and transfer agent for the Common Stock will duly register such issuance of Plan Shares by book entry, except in those instances where the registrar or the Company deem it to be more appropriate that stock certificates conforming to the specimen examined by us be issued bearing the transfer agent’s countersignature evidencing such Plan Shares and in such instances such stock certificates for such Plan Shares are duly registered and issued.

Members of our firm are admitted to the bar of the State of Hawaii and the member of our firm who is signing this opinion letter and consent on behalf of the firm is also a member of the bar of the State of Nevada. We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Nevada and applicable federal laws and regulations. This opinion letter is limited to the matters set forth herein and no opinion may be inferred or implied beyond the matters expressly stated herein.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

The Plan Shares have been duly authorized for issuance and, when delivered in accordance with the terms of any applicable option or restricted stock grant and the Plan, the Plan Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations thereunder.

Very truly yours,

GOODSILL ANDERSON QUINN & STIFEL
A LIMITED LIABILITY LAW PARTNERSHIP LLP

/s/ Goodsill Anderson Quinn & Stifel
A Limited Liability Law Partnership LLP